Exhibit 10.4

699 Eighth Street

San Francisco

California 94103

company.zynga.com

August 23, 2018

Frank Gibeau

Re:Offer of Employment by Zynga Inc.

Dear Frank:

I am very pleased to confirm the revised terms of your employment with Zynga Inc., a Delaware corporation (the “Company”), in the position of Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”). The Board wishes to thank you for your continued service the Company, which the Board believes strongly has been and will be beneficial to the Company’s shareholders.  The terms contained in this letter are effective as of the date shown above and completely replace the terms of our letter agreement with you dated February 29, 2016.  The revised terms of your employment with the Company are as follows:

1.Starting Salary.   Your current annual base salary is one million dollars ($1,000,000) per year, less deductions and withholdings required by law, and will be subject to periodic review and adjustment for increases but not decreases, in accordance with the Company’s then-current policies.

2.Annual Bonus.  For each year of your continued employment, you will be eligible to participate in the Company’s then-applicable bonus program, if any, subject to the terms, conditions, and eligibility requirements of that program.  Whether you receive an annual bonus for any given bonus period, and the amount of any such bonus, will be determined by the Company in its sole discretion based upon the Company’s achievement of its performance benchmarks and your individual performance during the applicable bonus period, as described in more detail in its then-applicable bonus program.

3.Benefits.  You will be eligible to participate in the regular health insurance and other employee benefit plans established by the Company for its employees as amended from time to time, subject to the terms and conditions of those plans and programs.  The Company reserves the right to change, cancel, or otherwise modify, in its sole discretion, the terms and conditions of its benefit plans at any time in the future, with or without notice.  For the avoidance of doubt, your right to severance benefits will be governed by this letter agreement and you will not be a participant in or eligible for benefits under the Zynga Inc. Change in Control Severance Benefit Plan.

4.Business Expenses.  The Company shall pay or reimburse you for all reasonable business expenses, including without limitation the cost of first class air travel, incurred or paid by you in the performance of your duties and responsibilities hereunder, subject to (i) any expense policy of the Company set by the Board (or a committee appointed by the Board) from time to time and (ii) such reasonable documentation and substantiation requirements as may be set by the Board or Company from time to time.  Any reimbursement you are entitled to receive shall (a) be paid no later than the last day of your tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

5.Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you have signed and agree to abide by the Company’s standard Employee Invention Assignment and Confidentiality Agreement. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary information of any former employer or other entity or to violate any other obligations you may have to any former employer or other entity.  You represent that your signing of this offer letter, any agreements concerning ZSUs (as defined below) or stock options granted to you under the Plan (as defined below), and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your employment with the Company, will not violate any agreement currently in place between you and current or past employers or other entities.

6.Zynga Stock Units.  In connection with your hire and subsequent to that time, you received grants of equity compensation awards from the Company, including awards of Zynga stock units (“ZSUs”).  In the future, you will be eligible for such additional ZSUs and other equity awards as the Board or Committee determines in its discretion and in accordance with Company practices from time to time.

7.Stock Options.    In connection with your hire and subsequent to that time, you received grants of equity compensation awards from the Company, including awards of Zynga stock options (“Options”).  In the future, you will be eligible to receive such additional Options and other equity awards as the Board or Committee determines in its discretion and in accordance with Company practices from time to time.

8.Change in Control.  Subject to your remaining employed through the time immediately prior to a Change in Control (as defined in Section 10), twenty five percent (25%) of any ZSUs, Options and other Company equity awards that are unvested and outstanding as of immediately before the Change in Control will immediately vest. The 25% vesting will be applied to each award separately and, if applicable, to each tranche within that award, with performance being deemed achieved at target for any performance-based awards. In the event of a Change in Control (as defined in Section 10), if the successor entity does not assume or substitute (on substantially equivalent or more favorable terms) for any of your then outstanding ZSUs, Options or other Company equity awards, then such ZSUs, Options and other awards will vest in full and you will have the right to exercise all of the Options, including shares as to which the Options would not otherwise be vested or exercisable, and all restrictions on the ZSUs and other equity awards will lapse (with performance being deemed achieved at target for any performance-based awards).

9.Severance.

a.Non-Change in Control.  If you suffer a Separation from Service (within the meaning of Treasury Regulation Section 1.409A-1(h)) due to: (i) the Company terminating your employment without Cause, or (ii) your Constructive Termination, and such termination is not a Qualifying Termination or a termination for death or disability, then subject to your (A) continuing to comply with your obligations under this letter and your Employee Invention Assignment and Confidentiality Agreement, (B) delivering to the Company an effective general release of claims in favor of the Company, as attached hereto as Exhibit A (the “Release”), as to which the seven (7)-day revocation period has expired (without your having revoked) within 60 days following your Separation from Service (the date on which such revocation period expires, the “Release Revocation Date”), and (C) resignation from your position on the Board and any committees thereof (as applicable), then the Company will provide you with the following severance benefits:

i.The Company will pay you an amount equal to one times (1x) your annual base salary at the time of your termination, plus a pro-rated Target Bonus for the fiscal year in which the Separation from Service occurs (collectively, the “Separation Payments”).  The Separation Payments will be subject to applicable payroll deductions and tax withholdings and paid in a lump sum on the first regular payroll date which is (A) on or following the Release Revocation Date, if the 60th day following your Separation from Service falls in the same calendar year as your Separation from Service, or (B) in the calendar year following your Separation from Service, if the Release Revocation Date occurs in the same calendar year as your Separation from Service and the 60th day following your Separation from Service falls in the calendar year following your Separation from Service, the Company will pay you in a lump sum the Separation Payments that you would have received on or prior to such regular payroll date under the original schedule but for the delay while waiting for such payment, with the balance of the Separation Payments being paid as originally scheduled.

ii.If you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) for twelve (12) months following your Separation from Service (with such payments to end if you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason), provided that the cost of such coverage will be reported to the tax authorities as taxable income to you. Notwithstanding the preceding sentence, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable lump sum cash payment (within thirty days following such determination and subject to the payment timing rules of this letter agreement) in an amount equal to the product of (x) twelve (12), multiplied by (y) the monthly COBRA premium described in the preceding sentence as in effect on the date of your termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether you elect COBRA continuation coverage.  For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

iii.The Company will accelerate the vesting of any then-outstanding but unvested ZSUs, Options and other Company equity awards such that the shares that would have vested in the one (1) year period following your Separation from Service had your employment not been terminated, if any, shall be deemed fully vested on your termination date, and you shall have three months following your Separation from Service to exercise your vested Options.

b.Change in Control.  If you suffer a Separation from Service due to: (i) the Company terminating your employment without Cause, or (ii) your Constructive Termination, and such termination is a Qualifying Termination, then subject to your (A) continuing to comply with your obligations under this letter and your Employee Invention Assignment and Confidentiality Agreement, (B) delivering to the Company the Release as to which the Release Revocation Date has occurred (without your having revoked) within 60 days following your Separation from Service, and (C) resignation from your position on the Board and any committees thereof (as applicable), then (1) the Company will accelerate the vesting of any then-outstanding but unvested ZSUs, Options and other Company equity awards such that one hundred percent (100%) of the ZSUs, Options and other Company equity awards that are unvested as of your Separation from Service shall be deemed fully vested on your termination date (with any performance-based awards vesting at target), and you shall have three months following your Separation from Service to exercise your vested Options and (2) the Company will pay you an amount equal to (i) two times (2x) the sum of your annual base salary and your Target Bonus for the fiscal year in which you have a Separation from Service, plus (ii) a pro-rated bonus for the fiscal year in which your termination occurs (based on your Target Bonus for the fiscal year in which you have a Separation from Service) (collectively, the “CIC Separation Payments”).  The CIC Separation Payments will be paid in a lump sum on the first regular payroll date which is (A) on or following the Release Revocation Date, if the 60th day following your Separation from Service falls in the same calendar year as your Separation from Service, or (B) in the calendar year following your Separation from Service, if the Release Revocation Date occurs in the same calendar year as your Separation from Service and the 60th day following your Separation from Service falls in the calendar year following your Separation from Service, and will be subject to applicable payroll deductions and tax withholdings; provided, however, that no payments will be made prior to the Release Revocation Date.  In addition, if you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) for eighteen (18) months following your Separation from Service (with such payments to end if you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason), provided that the cost of such coverage will be reported to the tax authorities as taxable income to you.  Notwithstanding the preceding sentence, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable lump sum cash payment (within thirty days following such determination and subject to the payment timing rules of this letter agreement) in an amount equal to the product of (x) eighteen (18), multiplied by (y) the monthly COBRA premium described in the preceding sentence as in effect on the date of your termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether you elect COBRA continuation coverage.  For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

c.Death or Disability.  If you suffer a Separation from Service due to your death or disability, then subject to you (or your legal representatives, as applicable) (i) continuing to comply with your obligations under this letter and your Employee Invention Assignment and Confidentiality Agreement, (ii) delivering to the Company an effective general release of claims in favor of the Company as to which the seven (7)-day revocation period has expired (without your having revoked) within 60 days following your Separation from Service, and (iii) resignation from your position on the Board and any committees thereof (as applicable), then the Company will provide you with the following severance benefits:

i.The Company will pay you a pro-rated Target Bonus for the fiscal year in which your termination occurs, payable on the 60th day following your Separation from Service, subject to payroll deductions and withholdings.

ii.The Company will pay you an amount equal to one times (1x) your annual base salary at the time of your death or disability, subject to payroll deductions and withholdings.

iii.The Company will accelerate the vesting of any then-outstanding vested ZSUs, Options and other Company equity awards such that the shares that would have vested in the one (1) year period following your death or disability had you remained continuously employed by the Company for such one (1) year period, if any, shall be deemed fully vested on the date of your Separation from Service as a result of your death or disability (with any performance-based awards vesting at target).

10.Definitions.  For purposes of this letter, the definitions of “Cause,” “Constructive Termination” and “Change in Control” shall be as follows:

“Cause” means, with respect to you (i) any willful, material violation of any law or regulation applicable to the business of the Company, conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (ii) commission of an act of personal dishonesty that involves material personal profit in connection with the Company or any other entity having a business relationship with the Company; (iii) any material breach of any provision of any agreement or understanding between the Company and you regarding the terms of service as an employee, officer, director, or consultant to the Company, including without limitation, the willful and continued failure or refusal to perform the material lawful and reasonable duties required an employee, officer, director or consultant of the Company, other than as a result of having a disability that prevents you from performing the material duties required of a person holding your position with the Company for a period of at least 120 days, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company and you; (iv) willful disregard of a material policy of the Company so as to cause material loss, damage, or injury to the property, reputation, or employees of the Company; or (v) any other willful misconduct that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.  An event, action, or omission by you will not give the Company grounds to involuntarily terminate your employment for Cause unless (A) the Company gives you written notice within 30 days after the initial existence of such event, action, or omission that the event, action, or omission by you would give the Company grounds to terminate your employment for Cause, and (B) if capable of being reversed, remedied or cured, such event, action or omission is not reversed, remedied or cured, as the case may be, by you within 30 days of receiving such written notice from the Company.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)any person, entity or group (within the meaning of Section 13(2)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, (A) the stockholders of the Company immediately prior thereto do not beneficially own, either (1) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction, or (2) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)individuals who on the date hereof are members of the Board (the “Incumbent Board”) cease to constitute at least a majority of the members of the Board;

provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of the Plan, be considered as a member of the Incumbent Board.

For purposes of determining voting power under the term Change in Control, voting power shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote, but not assuming the exercise of any warrant or right to subscribe to or purchase those shares.  To the extent required to avoid the imposition on you of the tax under Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

“Constructive Termination” means the voluntary termination of employment with the Company by you resulting in a Separation from Service after one of the following is undertaken (by a single action or series of actions) without your written consent:  (i) the assignment to you of any authority, duties or responsibilities or the reduction of your authority, duties or responsibilities, either of which results in a material diminution of your authority, duties or responsibilities (for example, but not by way of limitation, the Participant (A) ceasing to be an “officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) who is required to make filings under Section 16(a)(1) of the Securities Exchange Act of 1934, as amended, or (B) not having the same authority, duties or responsibilities with respect to the combined entity following the Change in Control); (ii) you being required to report to any individual or entity other than the board of directors of the ultimate parent of the entity that controls the Company’s assets and/or business; (iii) a material reduction by the Company in your annual base salary or target annual bonus as in effect immediately prior to such action or actions other than a one-time reduction of 15% or less that is applicable to substantially all other similarly-situated executives; or (iv) a non-temporary relocation of your principal work location office to a location that increases your one way commute from your principal residence by more than 35 miles An event or action will not give you grounds to voluntarily terminate employment in a Constructive Termination unless (A) you give the Company written notice within 60 days after you know or should know of the initial existence of such event or action, (B) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than 30 days of receiving such written notice from you, and (C) you terminate employment within 60 days following the end of the cure period.

“Qualifying Termination” means either (A) termination of your employment by the Company without Cause, or (B) a Constructive Termination, in either case that occurs during the 3 month period immediately preceding a Change in Control or the 18 month period immediately following a Change in Control.  Termination of employment of a due to death or disability will not constitute a Qualifying Termination.

“Target Bonus” means your target annual bonus as in effect immediately prior to Separation from Service (or, if no target annual bonus is in effect as of that date, then for the most recent year for which a target annual bonus was established).  Notwithstanding the preceding, the calculation of Target Bonus will exclude any reduction that would constitute a basis for Constructive Termination.

11.Potential Code Section 280G Reductions.

a.Anything to the contrary herein notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company or any of its affiliates to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise) (a “Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on you (the “Net After-Tax Amount”) that you would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest.  For purposes of determining the Net After-Tax Amount, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

b.Subject to the provisions of this Section 11(b), all determinations required to be made under this Section 11, including the Net After-Tax Amount and the Reduction Amount pursuant to Section 11(a), and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company prior to a “Change in Control” (as defined in the Severance Plan) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company.  Anything in this letter to the contrary notwithstanding, the Reduction Amount shall not exceed the amount of the Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code.  Payments with respect to ZSUs shall be reduced first, followed by Options and then any cash payments (with the reduction occurring first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are).  Any determination by the Accounting Firm shall be binding upon the Company and you.

12. 409A.  It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.  No interest will be due on any amounts so deferred.

13.At Will Employment.  While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice, and with or without cause.  In addition, the Company may change your compensation, benefits, duties, assignments, reporting line, responsibilities, location of your position, or any other terms and conditions of your employment at any time, to adjust to the changing needs of our dynamic company.  Any statements or representations to the contrary (and any statements contradicting any provision in this letter) are ineffective.  Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continued employment for any particular period of time.  Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Board (or a committee appointed by the Board).  Upon the termination of your employment relationship with the Company for any reason you shall, unless the Board requests otherwise, resign from your position on the Board and any committees thereof (as applicable).

14.Conflict of Interest.  Prior to starting employment, you will disclose to the Company, in writing, any other gainful employment, business or activity that you are currently associated with or participate in that competes, directly or indirectly, with the Company.  During your employment, you agree not to engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, which materially interferes with the performance of your job duties, or creates a conflict of interest.  You also may not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  By your signature below, you represent that you have disclosed to the Board any outside employment, business or activity in which you currently engage and intend to continue to engage during your employment with Zynga.  Failure to make disclosures is considered a material representation that you are not engaged or associated with any such outside activities at the beginning of employment.  You will be responsible to comply with Zynga’s Conflict of Interest Policy, including updated disclosures of such outside activities, at all times during employment.

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15.Entire Agreement.  This offer letter and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.  If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law.

16.Acceptance.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.

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Should you have anything else that you wish to discuss, please do not hesitate to call me.  We look forward to the opportunity to welcome you to the Company.

Very truly yours,

ZYNGA INC.

By:/s/ Janice Roberts

Janice Roberts

Chair of the Compensation Committee

[Signature Page – Chief Executive Officer Offer Letter]

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Frank Gibeau Frank Gibeau	Date signed: August 23, 2018